Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Measurement Specialties, Inc.:

We consent to the use of our reports dated June 17, 2006, with respect to the consolidated balance sheet of Measurement Specialties, Inc. and subsidiaries as of March 31, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended March 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated June 17, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, expresses our opinion that Measurement Specialties, Inc. did not maintain effective internal control over financial reporting as of March 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria. The Company did not maintain adequate policies and procedures over the accounting for income taxes. Specifically, the Company’s policies and procedures did not adequately provide for (i) the documentation and management review of tax exposure items, (ii) the preparation and management review of income tax reconciliations and (iii) timely management review of information provided to and received from the outsourced tax provider. These deficiencies resulted in errors in the deferred tax asset, deferred tax liability, income taxes payable and income tax expense accounts in the 2006 annual and interim consolidated financial statements.

Our report dated June 17, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, also contains an explanatory paragraph that states that the Company acquired HL Planartechnik GmbH (HLP) and Assistance Technique Experimentale (ATEX) during the year ended March 31, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2006, HLP’s and ATEX’s internal control over financial reporting associated with approximately $3,946 in net sales and $19,825 in total assets, included in the Company’s consolidated financial statements as of and for the year ended March 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of HLP and ATEX.

/s/ KPMG LLP
Norfolk, Virginia
September 26, 2006